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Interview David Lin with Axel Merk

David Lin:

Okay. You wrote a recent article and I'll just read part of the first paragraph here, Saba's Siren Song, Alluring Promises, But Misleading.

Saba recently sent ASA, one of your funds, investors as letter saying, stating, eliminating the funds discount would generate a 20% gain for shareholders. Saba's nominees have been successful in reducing discounts in dozens of similar situations. What's your reaction to this letter?

Axel Merk:

So for context, the closed-end fund most of the time does not trade at net asset value. When you buy an exchange traded fund, it almost, well, it very closely mimics the underlying value of the investment. And the reason is that there is an arbitrage mechanism in the market that allows that gap between the net assets and the market price to close.

In ASA case, that's our closed end fund, that fund was launched in 1958. We've been managing it since 2019, and there, no shares are issued and redeemed on a daily basis. So the underlying net asset doesn't trade at the market price, but trades at a discount. There are some activists in the market, most notably Saba that you mentioned, that has made it their business model to approach these funds. Last year they had 64 of these campaigns running where they want to somehow close that gap between the discount and the market price.

When that happens, there are a few things that will happen. Most of the time, always all the time, you don't close that discount for good. You do it just briefly for some people to be able to make a quick buck, so to speak. The remaining shareholders are left holding higher expenses or the expenses that have to be spread across a fewer shares.

The big challenge with ASA, and there are many challenges, and we can talk for an hour about it, is that because we are investing in this mining space, in the junior mining space, these holdings are fairly illiquid. So imagine if they succeed and they make an announcement that, okay, we'll buy back whatever, 25% of the shares outstanding, that means we would have to sell the holdings. The signaling to the market alone would, in my view, apply significant downward pressure on many of the mining stocks that we are holding because we have to raise money to facilitate that tender offer or share buyback, whatever it may be.

And so there are a lot of things that are somewhat unique about this closed-end fund that we believe Saba hasn't fully evaluated or may not care about, that we think could be detrimental to investors.

And by the way, I happen to think it's also bad for the space as a whole. If they succeed, we think the ultimate solution may well be the liquidation of this fund. And if that fund weren't there anymore, there would be yet another player that's missing in providing funding to these junior companies.

Now, obviously the investor's goal is to make money, not to help these junior companies. But we also think that most investors in this closed-end fund by ASA, because it is differentiated from DETFs and invest in these junior mining companies.

David Lin:

Generally speaking from a fund manager's perspective, what are the advantages of managing a closed-end fund versus an open-ended one?

Axel Merk:

Well, the key advantage is, of course, that you don't have the daily liquidity. If you go back into the mutual fund space in the long bear market we had last decade, when you have redemptions, you have to liquidate, sell the liquid holdings to facilitate the redemptions. And you are stuck with your dogs because not all of these companies will succeed and you want to spread your eggs. And so if you have redemptions, you have to sell the good stuff and keep the bad stuff.

And so with that in the closed-end fund, you can be a long-term investor. We think there are many advantages to it and most investors in ASA really appreciate that.

David Lin:

Okay. Well, we appreciate your insights today. Thank you very much, Axel. Where can we learn more about your work at Merk Investments?

Axel Merk:

On Twitter, you can follow me @AxelMerk and then what we do, merkinvestments.com is probably the best starting point. And from there, you can see the various things that we do. We also have a newsletter there that you're more than welcome to sign up for.